Exhibit 10.1

AGREEMENT AND RELEASE

This agreement (the “Agreement”) is made and entered into on this 11th day of November, 2014 (the “Effective Date”) by and between Deborah J. Meinert (“Executive”) and Escalade, Incorporated, an Indiana corporation (“Escalade”) regarding Executive’s termination from all positions held by Executive with Escalade and its various subsidiaries and affiliates. Escalade and Executive are sometimes referred to collectively as the “parties” and individually as a “party,” and the term “Company” shall mean Escalade and its various subsidiaries and affiliates collectively.

Recitals:

A. Executive is the Vice President Finance, Chief Financial Officer, and Secretary of Escalade, an officer of various Escalade subsidiaries and affiliates, and a director of Escalade Insurance, Inc.; and

B. Executive’s employment with the Company will terminate on December 27, 2014.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Company and Executive agree as follows:

1. Termination. Executive hereby acknowledges her termination from her positions as Vice President Finance, Chief Financial Officer, and Secretary of Escalade and from all other officer and director positions that she holds with the Company, effective as of December 27, 2014 (the “Employment End Date”). Executive acknowledges and agrees as of the Employment End Date she also ceases to serve as a trustee or other administrator of any and all Company benefit plans, including without limitation the Company’s retirement plan.

2. Compensation and Benefits. Provided that Executive fulfills her obligations as set forth in this Agreement, including the execution and non-revocation of the Additional Release as contemplated and described in Section 11(f), the Company shall pay to Executive the following severance benefits:

(a) The Company shall continue to pay the Executive her Base Salary and continue her Employee Benefits through the Employment End Date. Following the end of the Company’s 2014 fiscal year, the Company will determine if Incentives have been met and the incentive compensation amount payable to the Executive for such full fiscal year. The Company shall pay the Executive the amount of any such incentive compensation upon the later of 75 days of the end of such fiscal year or the date the Company makes incentive payments to other employees receiving similar Incentives. In addition, the Executive shall also receive payment equal to six months Base Salary, payable in installments over such six month period accordance with the regular payroll practices of the Company as applicable to the Executive immediately prior to termination.

(b) All equity incentive awards granted to the Executive and outstanding at the time that the Executive’s employment with the Company is terminated shall be treated in the manner set forth in the applicable incentive compensation plan of the Company, provided, however, that all such equity incentive awards held by the Executive that have not vested prior to the Employment End Date shall vest in full immediately prior to such termination and shall be exercisable for a period of at least 90 days thereafter.

(c) Following the Employment End Date, the Executive and her family members who are covered by the Company’s medical plan immediately prior to such termination shall be entitled to elect the continuation of such health care benefits under the provisions of the Consolidated Omnibus Budget Reconciliation Act or any substantially equivalent successor law (“COBRA”), subject to meeting ongoing eligibility requirements. Provided Executive timely elects COBRA continuation coverage, the Company will pay the applicable COBRA premiums on her behalf for six months following the Employment End Date and the Executive shall be responsible for all COBRA premiums thereafter.

(d) Promptly following the Employment End Date, the Executive may remove all of her personal items, including office furnishings, from the Company’s offices. Upon the Company’s request, the Executive shall provide reasonably satisfactory evidence of ownership of any or all such items to the Company.

For purposes of this Agreement,

“Base Salary” shall mean the Executive’s annual base salary as in effect on the Effective Date. Base Salary shall be deemed to accrue from day to day such that in the event of any termination of the Executive’s employment prior to the Employment End Date, payment shall be made to her pro rata on a time basis up to the date of such termination;

“Employee Benefits” shall mean the Company’s retirement, insurance and other fringe benefit programs in which the Executive may participate in from time to time, if any, in accordance with the terms and conditions of such benefit programs and subject to the eligibility requirements of the applicable plan.

“Incentives” shall mean the Company’s bonus and incentive plans in which the Executive may participate in from time to time, if any, in accordance with the terms and conditions of such benefit programs and subject to the eligibility requirements of the applicable plan.

3. Executive’s Obligations. In consideration of the payments and benefits provided in Section 2 above, Executive will:

(a) fully cooperate and assist the Company with any litigation matters or regulatory or agency proceedings for which her testimony or cooperation is requested by Company following the Employment End Date, provided that she is reimbursed for any reasonable and necessary expenses incurred as a result of her cooperation and assistance, and further provided that the Company and Executive shall discuss in advance of Executive’s providing any such cooperation and assistance the anticipated time commitment that would likely be required of Executive with respect to any such matter and shall mutually determine whether Executive should be compensated for her time and the amount of any such compensation, it being understood and agreed that if the parties cannot reach agreement as to any such compensation, then the Company shall not request, and Executive shall not be required, to provide cooperation and assistance with respect to such litigation or proceeding;

(b) sign all necessary documents relating to her ceasing to serve on the boards of directors and/or as an officer, employee or trustee of the Company, (which includes its subsidiaries and affiliates), but in any event Executive shall be deemed to have been terminated from any such executive officer, director and trustee positions as of the Employment End Date;

(c) through the Employment End Date, continue to comply with the Company’s Insider Trading Policy, Code of Ethics and all other Company policies and procedures applicable to employees of the Company including, without limitation, no destruction of any documents belonging to or relating to the Company or Executive’s employment with the Company, whether in paper, electronic, digital or any other format, unless such destruction is approved in advance and observed by an officer of the Company specifically designated and authorized by Escalade’s Board of Directors;

(d) comply with all laws relating to the Company’s business and operations as applicable to Executive and the Company; and

(e) comply with all covenants contained in this Agreement, including without limitation Sections 4, 5 and 6 hereof.

4. Mutual Nondisparagement.

(a) Executive’s Covenant. Beginning on the Effective Date, Executive shall not make, participate in the making of, publish by any means including by posting on social media, or encourage any other person to make, any statements, written or oral, which criticize, disparage, or defame the reputation of, or which embarrass the Company or any of their respective present, former or future directors, officers, executives, employees and/or shareholders.

(b) Company’s Covenant. Beginning on the Effective Date, the Company shall not, and shall instruct the members of Escalade’s Board of Directors and executive officers not to, make, participate in the making of, publish by any means including by posting on social media, or encourage any employees or any other person to make, any statements, written or oral, which criticize, disparage, or defame the reputation of, or which are intended to embarrass, the Executive.

5. Confidentiality. Executive understands and agrees that:

(a) Escalade is required to describe the material terms of this Agreement in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission no later than four (4) business days after this Agreement is signed by the Executive and Escalade, and that the Company will attach this Agreement in its entirety as an Exhibit to such public filing;

(b) Executive has been, and will through the Employment End Date, in the course of employment with the Company entrusted with or obtained access to information proprietary to the Company with respect to the following (all of which information is referred to hereinafter collectively as the "Information"): the organization and management of the Company; the names, addresses, buying habits, and other special information regarding past, present and potential customers, employees and suppliers of the Company; customer and supplier contracts and transactions or price lists of the Company and their suppliers; products, services, programs and processes sold, licensed or developed by the Company; technical data, plans and specifications, present and/or future development projects of the Company; financial and/or marketing data respecting the conduct of the present or future phases of business of the Company; computer programs, systems and/or software; ideas, inventions, trademarks, trade secrets, business information, know-how, processes, improvements, designs, redesigns, discoveries and developments of the Company; and other information considered confidential by any of the Company or its customers or suppliers. At all times through the Employment End Date and thereafter, Executive agrees to retain the Information in absolute confidence and not to disclose the Information to any person or organization except as required in the performance of Executive's duties for the Company as provided in this Agreement, without the express written consent of the Company; provided that Executive’s obligation of confidentiality shall not extend to any Information which becomes generally available to the public other than as a result of disclosure by Executive; and

(c) Executive and the Company agree that, unless otherwise determined by the Company’s Board of Directors and the Executive is advised in writing, effective no later than the filing of the Company’s Form 10-K for its fiscal year ending as of the Employment End Date, Executive will no longer be privy to material, non-public information regarding the Company. Accordingly, the Company agrees that Executive shall not be subject to the Company’s Insider Trading Policy thereafter, provided, however, that if and to the extent that Executive may from time to time acquire knowledge of material, non-public information regarding the Company, Executive acknowledges and agrees that she may not trade based upon such information and must comply with all applicable laws prohibiting insider trading. The Company further agrees that it will not intentionally provide material, non-public information to Executive following the Employment End Date except in connection with such events, actions or circumstances that would require stockholder approval and the Company has made a good faith determination that it is necessary and appropriate to disclose such information to Executive given her then current ownership of Escalade common stock, and that the Company will use its reasonable best efforts to prevent any inadvertent disclosures of material, non-public information to Executive.

6. Covenant Not to Compete, No Interference; No Solicitation. At all times through the twelfth month following the Employment End Date (or if this period is unenforceable by law, then for such shorter period as shall be enforceable):

(a) Executive will not engage in any business offering products or services related to the current business of the Company (which for purposes of this Agreement is deemed to include the recently divested information security and print finishing business), whether as a principal, partner, joint venture, agent, employee, salesman, consultant, director or officer, where such business or business activity is in competition with the Company in any geographic market where the Company does business; provided, however, that Executive shall not be prohibited from performing services for a subsidiary or division of a competitive business, as long as such subsidiary or division is not in competition with the Company and the Executive abides by all other provisions of this Agreement including without limitation Sections 4, 5, 6(b) and 6(c);

(b) Executive will not interfere with or adversely affect, either directly or indirectly, the Company’s relationships with any person, firm, association, corporation or other entity which is known by Executive to be, or is included on any listing to which Executive had access during the course of her employment as a customer, client, supplier, consultant or employee of the Company, and Executive will not divert or change, or attempt to divert or change, any such relationship to the detriment of the Company or to the benefit of any other person, firm, association, corporation or other entity; and

(c) Executive will not induce, seek to induce or participate directly or indirectly with any third party in seeking to induce, any other employee of the Company to terminate his or her employment relationship with the Company, provided, however, that this restriction shall not prohibit Executive from hiring any employee who seeks employment from Executive or any third party with whom Executive may be employed or affiliated with in the future on an unsolicited basis as long as such employment is not in competition with any business or operations of the Company.

Executive acknowledges and agrees that the covenants, restrictions, agreements, and obligations set forth herein are founded upon valuable consideration, and, with respect to the covenants, restrictions, agreements, and obligations set forth in this Section 6 are reasonable in duration and geographic scope. The time period and geographical area set forth in this Section 6 are each divisible and separable, and, in the event that the covenants not to compete and/or not to divert business or employees contained therein are judicially held invalid or unenforceable as to such time period and/or geographical area, they will be valid and enforceable in such geographical area(s) and for such time period(s) which the court determines to be reasonable and enforceable. Executive agrees that in the event that any court of competent jurisdiction determines that the above covenants are invalid or unenforceable to join with the Company in requesting such court to construe the applicable provision by limiting or reducing it so as to be enforceable to the extent compatible with the then applicable law. Furthermore, it is agreed that any period of restriction or covenant hereinabove stated shall not include any period of violation or period of time required for litigation or arbitration to enforce such restrictions or covenants.

7. Tax Liability; Tax Withholding. Executive acknowledges and agrees that she is responsible for the payment of all taxes relating to the consideration to be provided to her as contemplated by this Agreement, including the payment of any taxes relating to her exercise of stock options and her receipt of any stock, cash or other consideration relating to any other equity incentive awards she may have received from the Company. Notwithstanding any other provision of this Agreement, the Company will withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

8. No Mitigation; No Offset. In no event shall Executive be obligated to seek other employment or to take any other action that would mitigate the amounts payable to Executive under this Agreement. In the event that Executive would obtain subsequent employment, the Company may not offset any compensation or other amounts earned by Executive from such subsequent employment or engagement of her services against the Executive’s entitlements under this Agreement. Moreover, subject to Executive’s compliance with the covenants set forth in Sections 4, 5 and 6 of this Agreement, Executive shall be free to pursue any unsolicited, non-competitive opportunities for employment or services as may arise from the Company’s customers, vendors, employees and affiliates.

9. Section 16 Reports. Executive and the Company agree that notwithstanding Executive’s termination as an executive officer and a director of Escalade as of the Employment End Date, Executive may continue to be subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder for up to six months following the Employment End Date. Accordingly, Executive agrees to provide timely notice to Escalade’s chief executive officer of all transactions undertaken by Executive in Escalade common stock, including the purchase or sale of any shares of Escalade common stock and the exercise of any stock options, during the six month period following the Employment End Date, and the Company shall prepare and file the appropriate Section 16 reports with the Securities and Exchange Commission on behalf of Executive.

10. Remedies.

(a) Arbitration; Submission to Jurisdiction. Any dispute that may arise between the Company and Executive relating to this Agreement and the subject matter hereof shall be settled by binding arbitration in accordance with this Section 10(a). Except as otherwise provided herein, in the event of any controversy, dispute or claim arising out of, or relating to this Agreement, or the breach thereof, or arising out of any other matter relating to the termination of Executive’s employment with the Company, the parties may seek recourse only for temporary or preliminary injunctive relief to the courts having jurisdiction thereof and if any relief other than injunctive relief is sought, the Company and the Executive agree that such underlying controversy, dispute or claim shall be settled by arbitration conducted in Evansville, Indiana in accordance with this Section 9 and the Commercial Arbitration Rules of the American Arbitration Association (“AAA”). The matter shall be heard and decided, and awards rendered by a single arbitrator mutually acceptable to the Company and the Executive, provided, that if the cannot agree on an arbitrator, the AAA shall select the arbitrator. The award rendered by the arbitrator shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof. The Company and the Executive will each bear their own costs for legal representation in any arbitration, except that the arbitrator will have the authority to award all remedies provided by applicable law, including recovery of attorney fees when so provided by applicable law. The Company will pay all arbitrators’ fees and other administrative fees in connection with any arbitration hereunder; provided, however, that the arbitrator may require all or a portion of such fees and expenses to be paid by the Executive in the event the arbitrator determines that the Executive’s position in the arbitration proceeding was without merit (which for purposes of this Agreement shall mean a position that is made for an improper purpose or that contains frivolous arguments or arguments that have no evidentiary support).

(b) Injunctive Relief. Executive agrees that in the event of any actual or threatened breach by her of any of the provisions contained in this Agreement, including those covenants specifically set forth in Sections 3, 4, 5 and 6 hereof, the Company shall be entitled to seek immediate temporary injunctive and other equitable relief, without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. In the event of such injunctive relief, the periods of time referred to in Sections 5 and 6 shall be deemed extended for a period equal to the respective period during which Employee is in breach thereof, in order to provide for injunctive relief and specific performance for a period equal to the full term thereof and the Company shall be entitled to cease its obligations to Executive pursuant to Section 2. In the event that the Company breaches its obligations to make payments and to provide the benefits specified in Section 2 hereof, Executive may seek specific performance in addition to monetary damages and Executive will not be subject to the provisions of Section 4, 5 or 6 hereof. Nothing contained herein shall be construed as prohibiting Executive or the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove, in the court having jurisdiction of the injunctive proceeding.

11. Mutual Release. In consideration of the payments and benefits set forth in this Agreement, such payments and benefits being good and valuable consideration:

(a) Release by Executive. Subject to Section 10(b), Executive, on her own behalf and on behalf of her heirs, administrators, executors, successors, assigns and personal representatives, covenants not to sue and hereby fully and forever releases, acquits and discharges the Company, its shareholders, directors, officers, employees, agents, representatives, insurance carriers, and their successors and assigns (collectively the “Releasees”), from any and all claims, demands, actions and causes of action of every kind, nature or description (collectively “claims”) that Executive may have had, may now have, or may hereafter have against Releasees, including without limitation any and all claims in any way related to or based upon Executive’s employment with the Company after the Effective Date through the Employment End Date and/or the cessation of Executive’s service as an employee, executive officer and director of the Company (the “Continuing Employment Period”), including without limitation any claims for breach of contract, implied contract, promissory estoppel, tortious conduct, vacation pay (other than any accrued but unpaid vacation pay as of the Employment End Date), any paid time off, or claims arising under any federal or state statute or law or local ordinance, including but not limited to: the Age Discrimination in Employment Act as amended (“ADEA”); Older Workers’ Benefit Protection Act (“OWBPA”); Americans with Disabilities Act (“ADA”) as amended; the Family and Medical Leave Act (“FMLA”); Title VII of the Civil Rights Act of 1964; the Civil Rights Acts of 1991; the Employee Retirement Income Security Act (“ERISA”); 42 U.S.C. § 1981; 29 U.S.C. § 206(d)(1); Section 503 and 504 of the Rehabilitation Disabilities Act; the WARN Act; Indiana’s fair employment practices statutes; any other federal, state or local law dealing with employment discrimination; and any federal or state “Whistleblower” law, existing as of the date of this Agreement. Provided, however, that if the Company were to breach this Agreement, this release would not bar an action by Executive against the Company to enforce its term(s) or any applicable law. In addition, this Section 11(a) shall not affect adversely any benefits to which Executive may be entitled arising out of any social security, workers' compensation or unemployment laws, or under the terms of any employee pension or welfare or benefit plans or programs of the Company, which may be payable now or in the future to Executive.

(b) Acknowledgements by Executive. Executive specifically acknowledges and agrees that: (i) Executive is waiving claims under the foregoing laws, including specifically the ADEA and the OWBPA; (ii) this waiver of any rights or claims is knowing and voluntary; (iii) this Agreement is written in a manner that Executive understands; (iv) the Company has hereby advised Executive to consult with an attorney before executing this Agreement and that Executive has so consulted; (v) the waiver of rights under Section 11(a) does not waive rights or claims arising after the date of this Agreement; (vi) Executive has been given a period of 21 days within which to consider this Agreement; (vii) for a period of seven days following Executive’s execution of this Agreement, Executive may revoke this Agreement and this Agreement will not become enforceable or effective until the revocation period expires; and (viii) the waiver of rights in Section 11(a) is in exchange for consideration in addition to anything of value to which Executive was already entitled to receive.

(c) Release by the Company. Subject to Section 10(b), the Company, on behalf of itself and its successors and assigns, covenants not to sue and hereby fully and forever releases, acquits and discharges Executive and her successors and assigns, from any and all claims, demands, actions and causes of action of every kind, nature or description (collectively “claims”) that the Company may have had, may now have, or may hereafter have against Executive, including without limitation any and all claims in any way related to or based upon Executive’s employment with the Company, its subsidiaries and affiliates through the Employment End Date and/or the cessation of Executive’s service as an executive officer or director of the Company, including without limitation any claims for breach of contract, implied contract, promissory estoppel, tortious conduct or claims arising under any federal or state statute or law or local ordinance, existing as of the date of this Agreement. Provided, however, that if Executive were to breach this Agreement, this release would not bar an action by the Company against Executive to enforce its term(s) or any applicable laws.

(d) Unknown Claims. This Agreement covers both claims that Executive and/or the Company know about and those that Executive and/or the Company may not know about. The parties hereto expressly waive all rights afforded by any statute that limits the effect of a release with respect to unknown claims. Each of Executive and the Company understand the significance of its respective release of unknown claims and the waiver of statutory protection against a release of unknown claims. However, this release shall not apply to any claim based on the fraud or intentional misconduct of the other party or to any act that is determined to be a criminal act under any federal, state or local law committed or perpetrated by Executive or the Company at any time prior to and through the Employment End Date. Neither Executive nor the Company, based on the knowledge of Escalade’s Board of Directors and of the Company’s executive officers other than Executive, is currently aware of any fraud or intentional misconduct or criminal act of the other party to this Agreement.

(e) Future Claims Related to Employee and/or Shareholder Status. Notwithstanding any provision of this Section 11 that may be construed to the contrary, Executive and the Company agree that neither Executive nor the Company waive or release the other party hereto from any claim that may arise based on events occurring after the Employment End Date. Executive and the Company further agree that Executive may not, based upon Executive’s status as a shareholder of the Company, assert any claim subsequent to the Employment End Date against the Company or any Releasees relating to any potential claim or matter that is the subject of or is otherwise covered by the release granted by Executive in this Agreement or is in any way related to the event of Executive’s cessation of employment with the Company.

(f) Additional Release. Provided that Executive has signed and delivered on or promptly after the Employment End Date to the Company a general release identical in form and substance to the release contained herein relating to claims arising or that may arise from events through the later of the Continuing Employment Period or the Employment End Date (the “Additional Release”), which Additional Release by its terms has become effective and is in compliance with the material terms of this Agreement, the Company further releases Executive, his successors and assigns from any and all claims, demands, actions and causes of action of every kind, nature or description (collectively “claims”) that the Company may have had, may now have, or may hereafter have against Executive, including without limitation any and all claims in any way related to or based upon Executive’s employment with the Company during the Continuing Employment Period and/or the cessation of Executive’s service as an employee of the Company, including without limitation any claims for breach of contract, implied contract, promissory estoppel, tortious conduct or claims arising under any federal or state statute or law or local ordinance, existing as of the date of this Agreement and the Company shall sign and deliver at such time a general release to such effect identical in form and substance to the release contained herein. Provided, however, that if either party were to breach this Agreement, such further release would not bar an action by the non-breaching party against the breaching party to enforce its term(s) or any applicable laws nor would such release cover any action based on a claim excluded from the release by Section 11(d).

12. Future Service as Employee, Executive Officer or Director. Executive agrees that her termination as an employee, executive officer and director of the Company is irrevocable, and that the Company shall have no obligation whatsoever to rehire, reappoint or elect Executive to any such officer, director or other position with the Company. Executive further agrees that if she would seek any such position and is not so hired, nominated, appointed or elected, Executive will not bring a claim against the Company and/or any Releasee for refusal to so hire, nominate, appoint or elect.

13. Binding Effect; Authority. This Agreement shall bind the Executive’s heirs, executors, administrators, personal representatives, spouse, dependents, successors and assigns. Escalade represents and warrants to Executive that the individual signing this Agreement on behalf of the Company is duly authorized to enter into this Agreement and to bind the Company hereunder.

14. Non-Admission. This Agreement shall not be construed as an admission by either party of any wrongdoing or any violation of any federal, state or local law, regulation or ordinance, and the parties specifically disclaim any wrongdoing or violation.

15. Assignability. Neither this Agreement, nor any right or interest hereunder, shall be assignable by Executive, her beneficiaries or legal representatives, without the prior written consent of an executive officer of Escalade.

16. Entire Agreement. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof and supersedes any other written or oral promises concerning the subject matter of this Agreement except as expressly stated otherwise herein or except as expressly stated otherwise in the Executive Agreement. The terms of this Agreement may not be modified other than in a writing signed by the parties.

17. Governing Law. This Agreement shall in all respects be interpreted, enforced and governed by the laws of the State of Indiana without giving effect to provisions thereof regarding conflict of laws.

In Witness Whereof, the parties have entered into this Agreement as of this 11th day of November, 2014.

/s/ Deborah Meinert

Deborah J. Meinert

ESCALADE, INCORPORATED

By: _/s/ Robert J. Keller

Name: Robert J. Keller_

Title: _Chief Executive Officer